1511 N. Westshore Blvd, Suite 900 Tampa, Florida 33607 (813) 830-7700 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL:	AIH
Monday, April 24, 2006	TRADED:	AMEX
ABLEST INC. ADDS TO MANAGEMENT TEAM
     TAMPA, Fla., Apr. 24 — Ablest Inc. (Amex: AIH), a leader in staffing and professional services, today announced the appointment of John Horan as Vice President and Chief Financial Officer. Mr. Horan, 44, will join Ablest effective May 15, 2006.
     Kurt R. Moore, president and chief executive officer, said, “John’s extensive service organization leadership will serve us well as Ablest continues to expand and grow our branch office network and geographic reach.” Mr. Moore added, “His reputation for integrity, innovation and people development will help us seize opportunities and reach our goals.”
     Mr. Horan was previously with Certegy (formerly Equifax) from 1998 to present as vice president. From 1993 to 1998 he was with Salomon Brothers Inc., where he was vice president — emerging markets support. A graduate of Manhattan College with a bachelor’s degree in business administration, Mr. Horan earned an MBA from Fordham University and he is also a certified public accountant.
     Effective May 15, 2006, Charles Heist will resign as acting Chief Financial Officer, but will remain as Chairman of Ablest.
About Ablest
     Ablest is a leader in workforce services, creating and delivering local solutions that enable companies to compete and win in an ever-changing business world. Services are provided through its Staffing Services and Professional Services Divisions. Staffing Services offers customers a range of employment services in the office and light industrial sectors including employee assessment and selection, training, managed services and vendor-on-premise (VOP) programs. Professional Services offers employment and consulting services in the Information Technology and Finance and Accounting sectors. The focus of Ablest’s Services is on improving customer performance in the areas of quality, efficiency and cost-reduction across their total workforce. Ablest supplies more than 37,000 field employees and consultants to approximately 2,000 businesses annually through 56 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the company’s business.
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SOURCE:	Ablest Inc.
CONTACT:	Kurt R. Moore, President and Chief Executive Officer
813/830-7700 or kmoore@ablest.com/